November 16, 2018
Mr. Pete Hirsch

Re:    Separation and Release Agreement
Dear Pete:
This letter sets forth the substance of the separation and release agreement (the “Agreement”) that Ellie Mae, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.    SEPARATION DATE. Your last day of work with the Company and your employment termination date will be December 17, 2018 (the “Separation Date”). Between the date you receive this Agreement and your Separation Date, you will continue to use your best efforts to perform and transition your job duties, and you will continue to comply with all agreements you have with the Company and comply with all Company policies and procedures. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation and business expenses incurred through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
2.    SEVERANCE BENEFITS. Although you are not entitled to receive any severance benefits from the Company in this situation, if you sign this Agreement and allow the releases set forth herein to become effective, then the Company will provide you with the following severance benefits:
(a)    Severance Pay. The Company will pay you the equivalent of twenty-four weeks (24) of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in a lump sum on the first regular payday no earlier than 7 days after the Effective Date, as defined in paragraph 12(c) below. The lump sum amount equates to, $177,692.30
(b)    Health Care Continuation Coverage.
(i)    COBRA. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or, if applicable, state insurance laws (together, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
(ii)    COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) June 30, 2019; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.
(iii)    Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirty-first (31st) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

3.    STOCK OPTIONS; RSUS; PSUS. You have been granted stock options, restricted stock unit (“RSU”) awards, and performance share awards (“PSUs”) pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your award agreements relating to your RSUs and PSUs, vesting for your stock options, RSUs, and PSUs will cease as of the Separation Date and your rights to exercise any vested options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the Plan, and any unvested stock options, RSUs, and PSUs shall terminate as of the Separation Date.
4.    OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
5.    EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.    RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
7.    PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.
8.    NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
9.    NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
10.    COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
11.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.    RELEASE OF CLAIMS.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
14.    GENERAL. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days of notice or by December 8, 2018.
I wish you good luck in your future endeavors.
Sincerely,
ELLIE MAE, INC.
By: /s/ Jonathan Corr
Jonathan Corr
Chief Executive Officer

Exhibit A - Proprietary Information and Inventions Agreement
Accepted and Agreed:
/s/ Pete Hirsch
Pete Hirsch

December 5, 2018
Date

EXHIBIT A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT